BlackRock Municipal Target Term Trust (the “Registrant”)

77(I)
Terms of new or amended securities

The Registrant issued Series W-7 Remarketable Variable Rate Muni Term Preferred Shares in a private placement on January 10, 2013. The Registrant’s Statement of Preferences of Remarketable Variable Rate Muni Term Preferred Shares (the “Statement of Preferences”) contains a description of the Registrant’s Series W-7 Remarketable Variable Rate Muni Term Preferred Shares and a copy of the Statement of Preferences is attached under Sub-Item 77Q1(a).